Exhibit 5.1

Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110

March 14, 2018

Proteon Therapeutics, Inc.
200 West Street
Waltham, MA 02451

Re:             Proteon Therapeutics, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Proteon Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the sale from time to time by the Company of shares of its common stock, par value $0.001 per share (the “Shares”), having an aggregate offering price of up to $7,479,425 through Cowen and Company, LLC (“Cowen”) as the distribution agent, to be issued pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 12, 2015 (the “Registration Statement”) as amended on December 15, 2015 and declared effective on January 12, 2016, the base prospectus included in the Registration Statement (the “Base Prospectus”), the prospectus supplement dated March 14, 2018 (collectively, with the Base Prospectus, the “Prospectus”), and that certain Sales Agreement, dated as of November 12, 2015, by and between the Company and Cowen (the “Sales Agreement”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed that (i) the Registration Statement and any amendments thereto will remain effective and will comply with all applicable laws, and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Shares are offered and sold as contemplated by the Registration Statement and (ii) all Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and reserved for issuance by the Company and (ii) the Shares, when issued and delivered in the manner contemplated by the Sales Agreement and receipt by the Company of sufficient consideration for the Shares specified in the resolutions of the Board of Directors and the ATM Committee of such Board, the Shares will be validly issued, fully paid and nonassessable.

Proteon Therapeutics, Inc.

March 14, 2018

Our opinion expressed above is subject to the following limitations, exceptions, qualifications and assumptions.

The opinion expressed herein is limited to the Delaware General Corporation Law and reported judicial decisions applicable thereto and we express no opinion as to laws of any other jurisdiction.

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K to be filed by the Company on or about March 14, 2018. This letter is effective only as of the date hereof. We do not assume responsibility for updating this letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report and to the reference to us under the caption “Legal Matters” in the Registration Statement and in the Prospectus and any supplement thereto. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP